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DAWN M. ZIER TO JOIN NUTRISYSTEM AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Reader's Digest veteran brings analytics-driven multi-channel marketing approach, turnaround and leadership skills to the top job at Nutrisystem

Fort Washington, Pa.-November 5, 2012-Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, today announced that Dawn M. Zier will join the company as president and chief executive officer. She will also serve on the Nutrisystem board of directors. She replaces Joe Redling, who is stepping down as president and chief executive officer and resigning from the company's board of directors.

Ms. Zier is a 20-year veteran of Reader's Digest Association, Inc., a leading global, multi-brand and multi-platform media and direct marketing company. At Reader's Digest, she served in a range of leadership positions across the United States and internationally, most recently as president of the company's international business, with responsibility for $750 million of revenue and a team of 1,000 employees across Europe, Asia Pacific, and Latin America.

While at Reader's Digest, Ms. Zier established a consumer-centric and affinity marketing model, developing new product offerings and marketing strategies specifically targeted to the demographics and psychographics of key groups of customers and prospects. She has a strong track record of driving growth across the food affinity and digital channels. As president of the international business, she has been actively building the company's portfolio of licensing arrangements in countries outside the U.S., while significantly reducing operating costs. She is a respected thought leader in the direct marketing business, and has served on the board of directors of the Direct Marketing Association since 2008.

Mike Hagan, chairman of the Nutrisystem board of directors stated, "We're excited to announce the appointment of Dawn Zier as Nutrisystem's next president and chief executive officer. Dawn's experience and accomplishments fit our requirements perfectly, as she has led Reader's Digest Association's transformation to a customer-centric business model, built new products and developed new revenue streams in the digital arena, and demonstrated a clear ability to manage costs and drive efficiencies to deliver strong financial results. We believe that she will be a powerful agent for change, and we look forward to her contributions, perspective, and leadership at Nutrisystem."

Dawn Zier added, "Joining Nutrisystem is a wonderful opportunity for me personally, and the logical next step in my career. The company has a strong portfolio of products that help consumers lose weight, improve their health, and live better lives. It has significant name recognition as a result of several decades of marketing investment in the brand. And it's universally seen as one of the leaders in the weight loss sector. With a fresh and creative approach to the consumer, a thoughtful eye to new product development, and a careful effort to contain costs, I believe we can improve financial performance and build shareholder value. I look forward to working with Mike Hagan, the board of directors, and the entire Nutrisystem team to make this happen."

Ms. Zier holds a Master of Business Administration degree from the MIT Sloan School of Management, as well as a Master of Science degree in electrical engineering and computer science from MIT. She received her Bachelor of Engineering degree from the State University of New York at Stony Brook.

Ms. Zier will join Nutrisystem on November 15, 2012. Joe Redling will remain with the company as chief executive officer through disclosure of the company's third quarter financial results on November 9, 2012. David Clark, the company's chief financial officer, will serve as interim chief executive officer between Mr. Redling's departure date and Ms. Zier's arrival at the company.

About Nutrisystem

Having helped Americans lose millions of pounds over the last 40 years, Nutrisystem, Inc. (NASDAQ: NTRI) develops evidence-based programs for healthy weight management, and is the leading provider of home-delivered weight loss meal plans. Nutrisystem offers balanced nutrition in the form of low glycemic index meal plans designed for men and women, including seniors, vegetarians and the Nutrisystem® D® program for people with diabetes or at risk for type 2 diabetes. Nutrisystem® plans include a wide variety of pantry and fresh-frozen entrees and snacks to aid in program satisfaction and adherence, as well as transition plans to support long-term success. The Fort Washington, PA-based company also provides weight management support and counseling by trained weight-loss coaches and registered dietitians, as well as through an engaged online community, online tools and trackers, mobile apps, cookbooks and more. Healthcare professionals may learn more about the programs by visiting www.nutrisystem.com/hcp. Nutrisystem® weight loss plans are available directly to consumers through www.nutrisystem.com, by phone (1-800-435-4074) and at select retailers. The Company has also introduced a new in-store retail line, Nutrisystem® Everyday™ products, comprised of nutritionally balanced bars, smoothies, bakery and breakfast items aimed at consumers who aspire to eat healthier.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding Nutrisystem's growth plans and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Nutrisystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Nutrisystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.